THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR (II) THE BORROWER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

$400,000                                                                                                         April 1, 2010

11345051.1

FOR VALUE RECEIVED, GOOD TIMES RESTAURANTS INC., a Nevada corporation (the "Borrower"), and GOOD TIMES DRIVE THRU, INC., a Colorado corporation (the "Co-Maker"), promise to pay to W Capital, Inc. and John T. McDonald, an individual (each a "Lender Party" and, together, the "Lender") in accordance with their percentage interests as set forth on Schedule I attached hereto, or their respective assigns, in lawful money of the United States of America the principal sum of Four Hundred Thousand Dollars ($400,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of each advance made under this Secured Convertible Promissory Note (this "Note"), as set forth Schedule II attached hereto, on the unpaid principal balance at a rate equal to 12% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days, provided, that to the extent that any portion of this Note is outstanding after August 1, 2010, the interest rate will increase to 14% per annum from and after August 1, 2010 until the Maturity Date (defined below), after which the interest rate will increase to the Default Rate (as defined in Section 5).  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2010 (the "Maturity Date"), or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined in Section 4), such amounts are declared due and payable by the Lender or made automatically due and payable, in each case, in accordance with the terms hereof.  Terms not otherwise defined herein have the respective meanings ascribed to them in the Loan Agreement, dated February 1, 2010, as amended April 1, 2010 (the "Loan Agreement"), among the Borrower, the Co-Maker and the Lender.

The following is a statement of the rights of each Lender Party and the conditions to which this Note is subject, and to which each Lender Party, by the acceptance of this Note, agrees:

1.      Definitions.  As used in this Note, the following capitalized terms have the following meanings:

"Lender Representative" shall mean the Person designated by the Lender, pursuant to the Loan Agreement, to act on behalf of the Lender.

"Loan Documents" shall mean this Note, the Loan Agreement and the Warrants.

"Majority in Interest of the Lender" shall mean Persons holding more than 50% of the then aggregate outstanding principal amount of this Note.

"Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to the Lender of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Loan Documents, including, all interest, fees, charges, expenses and attorneys' fees and costs chargeable to and payable by the Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101, et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term "Obligations" shall not include any obligations of the Borrower under or with respect to any warrants to purchase the Borrower's capital stock.

"Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

"Securities Act" shall mean the Securities Act of 1933, as amended.

11345051.1                                                                      -2-

            "Warrants" shall mean the warrants issued to the Lender Parties under the Loan Agreement which are detached from and independent of this Note.

2.      Payments.

(a)    Interest.  Accrued interest on this Note shall be payable at maturity unless converted pursuant to Section 6 of this Note.

(b)   Prepayment. The Borrower may, without premium or penalty, at any time and from time to time, upon 20 days' prior written notice to the Lender Representative, prepay all or any portion of the outstanding principal balance due under this Note, provided, that during such 20-day notice period, each Lender Party shall have the right to elect to convert all or any portion of this Note allocable to such Lender Party pursuant to Section 6 hereof.  Prepayment of this Note shall not affect the exercisability of the Warrants.

(c)    Additional Debt or Equity Offerings.  Nothing in this Note shall be deemed to prohibit the Borrower or the Co-Maker from incurring debt for borrowed money or issuing equity securities after the date hereof, provided, that the Borrower or the Co-Maker shall use the proceeds received therefrom, net of expenses incurred in connection therewith, to pay down the principal balance then outstanding under this Note, together with all accrued interest thereon.  Any such debt shall provide that payments of interest or principal thereon shall not be due during any period when there is an Event of Default (as defined below) under this Note and the other Loan Documents and any liens securing such debt shall be junior and subordinate to the liens securing this Note and the other Loan Documents.

3.      Security.  The indebtedness evidenced by this Note and the other Loan Documents shall be secured by liens on the restaurant equipment, furniture and other personal property owned by the Co-Maker set forth on Schedule II attached to the Loan Agreement and by mortgages or deeds of trust on the real property leasehold interests of the Co-Maker set forth on Schedule II attached to the Loan Agreement.

4.      Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note and the other Loan Documents:

11345051.1                                                                      -3-

(a)    Failure to Pay.  The Borrower shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Loan Document on the date due and such payment shall not have been made within five business days of the Borrower's receipt of written notice to the Borrower of such failure to pay; or

(b)   Breaches of Covenants. The Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Loan Documents (other than those specified in Section 4(a)) and such failure shall continue for ten business days after the Borrower's receipt of written notice to the Borrower of such failure; or

(c)    Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower or the Co-Maker to the Lender in writing in connection with this Note or any of the other Loan Documents, or as an inducement to the Lender to enter into this Note and the other Loan Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)   Other Payment Obligations. Any uncured payment default shall exist under either (i) the Credit Agreement between the Borrower and Wells Fargo Bank, N.A., or (ii) the Loan Agreement, as amended, between the Borrower and PFGI II, LLC, with respect to which the lender is exercising a default remedy; or

(e)    Voluntary Bankruptcy or Insolvency Proceedings. Either the Borrower or the Co-Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

11345051.1                                                                      -4-

(f)    Assignment for Benefit of Creditors, Involuntary Bankruptcy or Insolvency Proceedings. Either the Borrower or the Co-Maker shall make an assignment for the benefit of its creditors or apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of the Borrower or the Co-Maker, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or the Co-Maker, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement; or

(g)   Judgments.  A final judgment or order for the payment of money in excess of $500,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower or the Co-Maker and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or the Co-Maker, if any and such judgment, writ or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy; or

(h)   Sale of the Company. The sale or exchange of all or substantially all of the assets of the Borrower or the Co-Maker (other than a sale or exchange to a subsidiary of the Borrower or the Co-Maker or a sale or exchange effected for the purpose of reincorporating the Borrower or the Co-Maker in another jurisdiction) or the merger or consolidation of the Borrower or the Co-Maker with or into another entity in which the shareholders of the Borrower or the Co-Maker immediately prior to such transaction shall own less than a majority of the voting securities or power of the surviving entity immediately subsequent to such transaction (other than a merger or consolidation effected for the purpose of reincorporating the Borrower or the Co-Maker in another jurisdiction).  Upon the foregoing sale or exchange, all outstanding principal and accrued interest on this Note, if not converted, shall be payable in full pursuant to the provisions of Section 5.

11345051.1                                                                      -5-

5.      Rights of Lender upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 4(e) or 4(f)) and at any time thereafter during the continuance of such Event of Default, a Majority in Interest of the Lender may, by written notice from the Lender Representative to the Borrower or the Co-Maker, declare all outstanding Obligations payable by the Borrower and the Co-Maker hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.  Upon the occurrence of any Event of Default described in Sections 4(e) and 4(f), immediately and without notice, all outstanding Obligations payable by the Borrower and the Co-Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.  From and after the date of any Event of Default hereunder, the entire unpaid principal balance of this Note shall immediately begin accruing interest at a default interest rate of 16% per annum (the "Default Rate") until the earlier of (a) the date on which the principal balance outstanding under this Note, together with all accrued interest thereon and other amounts payable hereunder, is paid in full or converted as set forth in Section 6 below, or (b) the date on which such Event of Default is timely cured.  In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, a Majority in Interest of the Lender may exercise any other right, power or remedy granted to it by the Loan Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.      Conversion.

(a)    Voluntary Conversion. At any time or from time to time prior to the Maturity Date, each Lender Party may elect to convert all or any portion of the outstanding principal amount of this Note allocable to such Lender Party, together with all accrued and unpaid interest thereon, into fully paid and nonassessable shares of the Borrower's Common Stock at a conversion price per share (the "Conversion Price") equal to 75% of the average market price per share of the Borrower's Common Stock over the 20 trading day period prior to such conversion; provided, that the foregoing Conversion Price shall not at any time be less than $0.75 per share or greater than $1.08 per share.  The Conversion Price shall be subject to adjustment from time to time as set forth in the Warrants with respect to the Warrant Price.

11345051.1                                                                      -6-

(b)   Conversion Procedure.  Before a Lender Party shall be entitled to convert any portion of this Note into shares of Common Stock pursuant to Section 6(a), such Lender Party shall give written notice to the Borrower at its principal corporate office of its election to convert the same pursuant to Section 6(a), and shall state therein the amount of the unpaid principal amount and all accrued and unpaid interest of this Note to be converted.  The Borrower shall, as soon as practicable thereafter, issue and deliver to such Lender Party a certificate or certificates for the number of shares to which the Lender Party shall be entitled upon such conversion.  Any conversion of this Note pursuant to Section 6(a) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 6(b) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(c)    Notices of Record Date. In the event of:

                                                                             (i)            Any taking by the Borrower of a record of the holders of any class of securities of the Borrower for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                                                                           (ii)            Any capital reorganization of the Borrower, any reclassification or recapitalization of the capital stock of the Borrower or any transfer of all or substantially all of the assets of the Borrower to any other Person or any consolidation or merger involving the Borrower; or

                                                                         (iii)            Any voluntary or involuntary dissolution, liquidation or winding-up of the Borrower,

the Borrower will mail to the then holder of this Note at least ten days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining shareholders entitled to vote thereon.

(d)   Conversion Rights are Several, not Joint. Each Lender Party's rights to convert pursuant to this Section 6 are several rights, not rights jointly held with any other Lender Party.

11345051.1                                                                      -7-

7.      Miscellaneous.

(a)    Successors and Assigns; Transfer of this Note or Securities Issuable upon Conversion Hereof.

                                                                             (i)            Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of the Borrower and the Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

                                                                           (ii)            With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Lender will give written notice to the Borrower prior thereto, describing briefly the manner thereof, together with a written opinion of the Lender's counsel, or other evidence if reasonably satisfactory to the Borrower, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Borrower, as promptly as practicable, shall notify the Lender that the Lender may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Borrower.  If a determination has been made pursuant to this Section 7(a) that the opinion of counsel for the Lender, or other evidence, is not reasonably satisfactory to the Borrower, the Borrower shall so notify the Lender promptly after such determination has been made.  Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Borrower such legend is not required in order to ensure compliance with the Securities Act.  The Borrower may issue stop transfer instructions to its transfer agent in connection with such restrictions.

                                                                         (iii)            Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Borrower or the Co-Maker without the prior written consent of the Lender.

(b)   Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Borrower, the Co-Maker and the Lender.

11345051.1                                                                      -8-

(c)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be given as set forth in the Loan Agreement.

(d)   Payment.  Unless converted into the Borrower's equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e)    Waivers.  The Borrower hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f)    Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of law provisions of the State of Colorado or of any other state.

(g)   Waiver of Jury Trial; Judicial Reference.  By acceptance of this Note, each Lender Party hereby agrees and the Borrower and the Co-Maker hereby agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Loan Documents.

Counterparts.  This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note. 11345051.1                                                   -9-

The Borrower and the Co-Maker have caused this Note to be issued as of the date first written above.

                                                                        BORROWER:

                                                                        GOOD TIMES RESTAURANTS INC.

                                                                        By:/s/ Boyd E. Hoback

                                                                        Name: Boyd E. Hoback

                                                                        Title: President and CEO

                                                                        CO-MAKER:

                                                                        GOOD TIMES DRIVE THRU, INC.

                                                                        By:/s/ Boyd E. Hoback

                                                                        Name: Boyd E. Hoback

                                                                        Title: President and CEO

11345051.1

SCHEDULE I

SCHEDULE OF LENDER PARTIES

Lender Party	Percentage Interest
W Capital, Inc.	75.0%
John T. McDonald	25.0%

11345051.1

SCHEDULE II

SCHEDULE OF ADVANCES

Lender Party	Date of Advance	Principal Amount Advanced
W Capital, Inc.	February 1, 2010	$100,000
John T. McDonald	February 1, 2010	$25,000
W Capital, Inc.	________ ___, 2010	$100,000
John T. McDonald	________ ___, 2010	$25,000
W Capital, Inc.	April 1, 2010	$100,000
John T. McDonald	April 1, 2010	$50,000

11345051.1